Sub-Item 77Q1(e): Copies of Any New or Amended Investment
Advisory Contracts

Form of Amended Annex A to the Management Agreement between Registrant and Goldman Sachs Asset Management, L.P. (with respect to Goldman Sachs Access High Yield Corporate Bond ETF, Goldman Sachs Access Investment Grade Corporate Bond ETF,
Goldman Sachs ActiveBeta(R) Europe Equity ETF, Goldman Sachs ActiveBeta(R) International Equity ETF, Goldman Sachs ActiveBeta(R) Japan Equity ETF, Goldman Sachs ActiveBeta(R) U.S. Large Cap
Equity ETF,  Goldman Sachs ActiveBeta(R) U.S. Small Cap Equity
ETF, Goldman Sachs Hedge Industry VIP ETF and Goldman Sachs TreasuryAccess 0-1 Year ETF) is incorporated herein by reference to Exhibit (d)(3) to Post-Effective Amendment No. 72 to the Registrant's Registration Statement on Form N-1A filed with the Securities and Exchange Commission on July 6, 2017 (Accession
No. 0001193125-17-223196).